Calculation of Filing Fee Tables
S-3
BYLINE BANCORP, INC.
Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $109,795,864.40. The prospectus is a final prospectus for the related offering.
The prospectus supplement to which this exhibit is attached is a final prospectus supplement and base prospectus for the related offering. The maximum aggregate amount of securities to which the final prospectus supplement relates is 4,282,210 shares of common stock of the issuer. The related filing fee was paid in connection with the filing of the related Registration Statement on Form S-3 (File No. 333-287920), which was filed and became automatically effective on June 10, 2025.